Exhibit 5.1

Paul, Hastings, Janofsky & Walker LLP Seventeenth Floor • 695 Town Center Drive • Costa Mesa, CA 92626-1924 telephone 714 668 6200 • facsimile 714 979 1921 • www.paulhastings.com

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April 23, 2007	59333.00001

ImageWare Systems, Inc.
10883 Thornmint Road
San Diego, CA  92127

Re:                               Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ImageWare Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and resale of up to 863,993 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”) by those individuals and entities named under the caption “Selling Stockholders” in the prospectus included in the Registration Statement (the “Selling Stockholders”).  The Shares are issuable as follows:  (i) 789,469 shares upon conversion of the Company’s outstanding shares of Series D 8% Convertible Preferred Stock (the “Series D Preferred Stock”) acquired from the Company by certain Selling Stockholders in an unregistered, private offering (the “Private Placement”) pursuant to the terms of the Securities Purchase Agreement, dated March 9, 2007 (the “Purchase Agreement”), by and among the Company and certain Selling Stockholders as set forth therein; (ii) 59,207 shares upon exercise of certain warrants to purchase Common Stock issued to certain Selling Stockholders in connection with the Private Placement; and (iii) 15,317 shares upon exercise of certain warrants to purchase Common Stock previously issued to certain other Selling Stockholders.  We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” contained in the prospectus included in the Registration Statement.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, resolutions, corporate records furnished to us by the Company, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)            the Registration Statement;

(ii)           the Certificate of Incorporation of the Company, as amended to date, including the Certificate of Designation of Preferences, Rights and Limitations of Series C

8% Convertible Preferred Stock, as amended to date, and the Certificate of Designation of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock (collectively, the “Amended Certificate”);

(iii)          the Bylaws of the Company;

(iv)          the Purchase Agreement; and

(v)           warrants to purchase Common Stock described in the Registration Statement (the “Warrants”).

In addition, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, corporate records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (iv) the legal capacity of all individuals executing documents; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct; and (vi) that the Company will continue to comply with the terms and conditions of the Warrants.  As to all questions of fact material to this opinion, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter. We have been engaged by the Company specifically in connection with specified matters relating to the Private Placement, the transactions contemplated thereby and the Registration Statement, and we do not represent the Company with respect to all legal matters or issues. The Company has in the past employed and continues to employ other independent counsel and handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares, when acquired by the Selling Stockholders upon conversion of Series D Preferred Stock as set forth in the Amended Certificate or upon exercise of Warrants in the manner set forth in the applicable warrant, including payment or remittance of the applicable exercise price therefor, and in each case when sold as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, as in effect on the date hereof.

This letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this letter.

This letter is rendered solely to you in connection with the registration of the Shares for resale by the Selling Stockholders under the Registration Statement.  This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent.  This letter speaks as of the date hereof and through the effectiveness of the Registration Statement; however, we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the effectiveness of the Registration Statement, even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP